UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2008

SONIC SOLUTIONS
(Exact name of registrant as specified in its charter)

California	23190	93-0925818
(State or other jurisdiction of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Rowland Way, Suite 110 Novato, CA	94945
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(415) 893-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Item 5.02(e).

On June 12, 2008, Sonic Solutions (the “Company”) held its combined 2006 and 2007 annual shareholders' meeting (the “Shareholders Meeting”), at which Robert J. Doris, Mary C. Sauer, Robert Greber, Peter J. Marguglio and R. Warren Langley, comprising all of the existing members of Company’s Board of Directors (the “Board”) were reelected with at least 23,396,440 votes (representing over 94.5% of all votes cast). Immediately following the Shareholders Meeting, the Board held its own annual meeting, at which it addressed various administrative and organizational matters. Among other acts, the Board confirmed that Robert J. Doris would continue to act as Chairman of the Board, that Mary C. Sauer would continue in her capacity as Secretary of the Board, and that the Audit, Compensation and Nominating Committees of the Board would each continue to be comprised of Robert Greber, Peter J. Marguglio and R. Warren Langley. In addition, the Board, including the members of the Compensation Committee, confirmed the appointments of the Company’s executive officers as David C. Habiger, President and Chief Executive Officer; A. Clay Leighton, Executive Vice President and Chief Operating Officer; Mark Ely, Executive Vice President, Strategy and General Manager, Qflix; and Paul F. Norris, Executive Vice President, Acting CFO and General Counsel. At that meeting, the Board and Compensation Committee members (a) in accordance with the Company’s Current Report on Form 8-K dated July 24, 2007, issued Mr. Ely 50,000 restricted stock units having a vesting commencement date of May 15, 2007, with 12.5% of such restricted stock units vesting every six months until fully vested on the fourth anniversary of such vesting commencement date; and (b) granted 375,000, 225,0000 and 144,000 stock options to Messrs. Habiger, Leighton and Norris, respectively, all of such options having an exercise price of $6.89 per share (closing price on June 12, 2008) and vesting monthly over 3 years. All other terms of such executive officers’ employment remain unchanged.

ITEM 8.01 OTHER EVENTS

Also at the June 12, 2008 annual Board meeting, the Audit, Compensation and Nominating Committees of the Board assessed and reapproved their respective charters, the Compensation Committee assessed its performance, and the Board discussed such assessments. Additionally, the Board reviewed its existing Board of Directors Compensation Policy (the “Policy”), and after considering survey information regarding industry practices and other factors, approved amendments to such Policy providing for an annual compensation target of $120,000 for each Board member and for each such member serving as chairman of the Board or one of its standing committees an annual compensation target equal to 125% of the annual compensation target for the non-chairman members. Under the revised Policy, the annual compensation target for all members is to be paid in equal parts cash and equity compensation, provided that in the event the annual organizational meeting of the Board is scheduled later than October 1 in any year, then, in light of the inability to calculate the next year’s annual equity compensation target percentage as contemplated under the Policy until such meeting is held, the Policy provides that effective on October 1 of that year the equity compensation target percentage shall be shall be reduced to 0% and the cash compensation target percentage shall be increased to 100%, each until the occurrence of such annual organizational meeting.

The foregoing description is qualified in its entirety by reference to the Policy, which is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)    Exhibit

The following exhibit is furnished with this Current Report on Form 8-K:

Exhibit	Description

10.1	Board of Directors Compensation Policy, effective as of June 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC SOLUTIONS By: /s/ David C. Habiger Name: David C. Habiger Title: President and Chief Executive Officer (Principal Executive Officer)

Date: June 16, 2008